Exhibit 10.2

RESEARCH LICENSE AGREEMENT

This Research License Agreement (the “Agreement”) is entered into as of March 31, 2023 (the “Effective Date”) by and between Liquidia Technologies, Inc., a Delaware corporation, having its principal place of business at 419 Davis Dr., Suite 100, Morrisville, NC 27560 (“Liquidia”), and Glaxo Group Limited, a company organized and existing under the laws of England and having an office and place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 ONN, United Kingdom (“GSK”). Liquidia and GSK are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Liquidia controls certain technology for the formulation and/or delivery of small molecule, diagnostic, or biologic constructs, generally known as its PRINT platform technology, including PRINT particles, particle formulations, and PRINT processing technology;

Whereas, GSK wishes to conduct research regarding certain molecules owned or controlled by GSK using certain of Liquidia’s intellectual property;

Whereas, Liquidia and GSK entered into an Inhaled Collaboration and Option Agreement, dated June 15, 2012, which agreement was amended by Amendment 1 to the Inhaled Collaboration and Option Agreement, dated May 13, 2015, Second Amendment to the Inhaled Collaboration and Option Agreement, dated November 19, 2015, Amendment No. 3 to the Inhaled Collaboration and Option Agreement, dated June 24, 2019 and an Addendum to the Inhaled Collaboration and Option Agreement, dated August 30, 2017 (collectively, the “Prior Inhaled Agreement”);

Whereas, the Parties desire to terminate the Prior Inhaled Agreement and replace it with a license granted by Liquidia to GSK under certain of Liquidia’s intellectual property on the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
Definitions

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1“Acquiror” has the meaning set forth in Section 10.5(a).
1.2“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms

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“controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a person, corporation, partnership or other entity in a particular jurisdiction) of the voting stock of such entity, or by contract or otherwise.
1.3“Agreement” has the meaning set forth in the preamble.
1.4“Arising PRINT Improvements” means any and all PRINT Improvements made or generated by or on behalf of GSK or its Affiliates in its exercise of the license granted to GSK in Section 2.1.
1.5“Bankruptcy Code” has the meaning set forth in Section 7.4.
1.6“Business Day” means a day on which banking institutions in London, England and New York, New York are open for business, but excluding the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st of each calendar year during the Term, and all Saturdays and Sundays.
1.7“Change of Control” means the occurrence of any of the following: (a) a Party enters into a merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets to which this Agreement relates, or other similar transaction or series of transactions with a Third Party; or (b) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires beneficial ownership of securities of a Party representing more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a Third Party in a particular jurisdiction) of the combined voting power of the then outstanding securities of such Party. Notwithstanding the foregoing, a stock sale to underwriters of a public offering of a Party’s capital stock or a stock sale to Third Parties solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control.
1.8“Claims” has the meaning set forth in Section 5.1.
1.9“Competing Program” has the meaning set forth in Section 2.2(b).
1.10“Confidential Information” of a Party means (a) any and all Know-How of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form and (b) any information that constituted “Confidential Information” under the Prior Inhaled Agreement.
1.11“Control” means, with respect to any material, Know-How, Patent or other intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Know-How, Patent or other intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.
1.12“CPR” has the meaning set forth in Section 8.3.

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1.13“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
1.14“Effective Date” has the meaning set forth in the preamble.
1.15“Executive Officer” means, with respect to Liquidia, its Chief Executive Officer, with respect to GSK, its Vice President of Alliance Management, or in each case, such Executive Officer’s designee, provided such designee is at a Vice President level or above.
1.16“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA.
1.17“FDA” means the U.S. Food and Drug Administration or any successor entity.
1.18“Field” means the treatment of any human disease or condition in pulmonary tissues or cells, the brain or any other extra-pulmonary tissues, in each case via the inhaled route topically via the lung or nasal mucosa. The foregoing notwithstanding, the Field excludes the use of any Liquidia Respiratory Product.
1.19“General Biological Effects” means biological effect(s) that are not solely applicable within the Field and that result from either (a) the shape and/or uniformity of size of particles contained within PRINT Material or (b) the particle surface characteristics, particle modulus, and/or particle charge, only if and to the extent biological effect(s) are due to the association of such characteristics with the shape and/or uniformity of size of particles contained within PRINT Material, and cannot be achieved with a technology other than PRINT. For clarity, General Biological Effects does not include biological effects attributable to (i) components of PRINT Materials other than the particles themselves, such as excipients and polymers, or (ii) the overall formulation of the composition of particles comprising PRINT Materials.
1.20“Governmental Authority” means any multi-national, supra-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.21“GSK Arising IP” has the meaning set forth in Section 3.2.
1.22“GSK Indemnitees” has the meaning set forth in Section 5.1.
1.23“GSK Molecules” means any or all molecules owned or Controlled by GSK.
1.24“GSK Retained Exclusivity Term” means the period of time between the Effective Date and the date that the last to expire US patent within Liquidia Patents expires.
1.25“GSK Retained Products” means those products listed in Exhibit B hereto, with the same formulation, composition, dosing and other chemical or biological characteristics as such products, in each case as described as of the Effective Date in the approved package insert therefor.
1.26“ICC” has the meaning set forth in Section 8.4.

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1.27“Indemnified Party” has the meaning set forth in Section 5.3.
1.28“Indemnifying Party” has the meaning set forth in Section 5.3.
1.29“Infringement” has the meaning set forth in Section 3.6(a).
1.30“Joint Arising IP” has the meaning set forth in Section 3.2.
1.31“Know-How” means any and all data and test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), results, inventions (whether or not patentable), technology, business or financial information or information of any other type, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, and expertise.
1.32“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, supranational, state, provincial, county, city or other political subdivision.
1.33“Legal Requirement” has the meaning set forth in Section 6.1(c).
1.34“Liquidia Arising IP” has the meaning set forth in Section 3.2.
1.35“Liquidia Indemnitees” has the meaning set forth in Section 5.2.
1.36“Liquidia Know-How” means all Know-How Controlled by Liquidia or its Affiliates as of the Effective Date that is generally applicable to PRINT, PRINT Material or PRINT Tooling, and for clarity excludes any such Know-How that specifically applies to a given molecule that has not previously been disclosed to GSK or its Affiliates prior to the Effective Date.
1.37“Liquidia Patents” means the Patents set forth in Exhibit A attached hereto.
1.38“Liquidia Respiratory Product” means a dry powder inhaled treprostinil product directed to the treatment or prevention of pulmonary hypertension developed using PRINT.
1.39“Liquidia Technology” means the Arising PRINT Improvements, Liquidia Know-How and Liquidia Patents.
1.40“Losses” has the meaning set forth in Section 5.1.
1.41“Party” or “Parties” has the meaning set forth in the preamble.
1.42“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by

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existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.
1.43“Permitted Contractor” means any Third Party contractor that has entered into a written agreement with GSK or its Affiliates to perform services for GSK where such written agreement is consistent with the terms and conditions of this Agreement applicable to the services to be provided by such Third Party contractor.
1.44“PRINT” means Liquidia’s proprietary micro or nano-fabrication process for producing particles and particles on a film of a predetermined size, shape and composition (generally known as PRINT® (Particle Replication In Nonwetting Template)), including all processes, systems and materials (including using molds but excluding making molds) for producing such particles and all Liquidia proprietary substances used in making any such particles. For the avoidance of doubt, PRINT does not include the particles or the particle formulations or PRINT Material generated using PRINT, or the PRINT Tooling.
1.45“PRINT Improvements” means (a) any improvements or modifications to General Biological Effects; and/or (b) any Know-How which constitutes an improvement or modification of PRINT or PRINT Tooling, in each case of (a) and (b) which is made or generated by or on behalf of GSK, its Affiliates or sublicensees (for clarity, including any Third Party manufacturer) under this Agreement, as well as any Patents claiming or covering any of the foregoing.
1.46“PRINT Material” means a particle or a group of particles that is developed, manufactured or otherwise produced using PRINT and PRINT Tooling or otherwise developed, manufactured or produced using any Liquidia Technology whether such particle or group of particles is developed, manufactured or produced by Liquidia or GSK, or their Affiliates or sublicensees. For clarity, “particle(s)” may refer to the composition of the particles, including excipients that prevent degradation or provide stabilization to the particle(s).
1.47“PRINT Tooling” means the Liquidia proprietary information, trade secrets, materials and substrates for fabricating the patterned drums (including the patterned drums themselves) and molds (excluding the molds themselves) that enable PRINT. For the avoidance of doubt, PRINT Tooling does not include the particles or any particle formulation, PRINT Material or PRINT.
1.48“Public Statement” has the meaning set forth in Section 6.4(c).
1.49“Releasees” has the meaning set forth in Section 9.2.
1.50“Term” has the meaning set forth in Section 7.1.
1.51“Territory” means the whole world.
1.52“Third Party” means any entity other than Liquidia or GSK or their respective Affiliates.
1.53“UNC License Agreement” means the Amended and Restated License Agreement between Liquidia and The University of North Carolina at Chapel Hill (“UNC”), dated December 15, 2008, as amended.

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1.54“U.S.” means the United States of America, including all possessions and territories thereof.
1.55“Valid Claim” means a claim of any issued and unexpired Patent included within Liquidia Patents, which claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.
1.56Interpretation. In this Agreement, unless otherwise specified:
(a)“includes” and “including” shall mean respectively includes without limitation and including without limitation;
(b)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(c)words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and
(d)the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.
Article 2
Licenses
2.1License Under Liquidia Technology. Liquidia hereby grants to GSK a non-exclusive, non-sublicensable (except to its Affiliates and Permitted Contractors as set forth in Section 2.3), royalty-free license under Liquidia Technology for the sole purpose of conducting pre-clinical research and pre-clinical development on GSK Molecules in the Field and in the Territory. For clarity, the foregoing license does not include the right to make or have made any PRINT Material or other materials, to conduct a clinical trial, or to commercialize products. Promptly following designation of a GSK Molecule as a development candidate in accordance with GSK’s customary internal policies, GSK shall notify Liquidia in writing of the identity of such GSK Molecule for which GSK plans to exercise its license under this Section 2.1. GSK acknowledges that any technology transfer or manufacturing activities by Liquidia, if any, would be subject to the negotiation and execution of a separate agreement between GSK and Liquidia covering such activities. The Parties acknowledge the practical difficulty of policing the use of Liquidia Know-How in the unaided memory of GSK or its Affiliates and its and their officers, directors, employees and agents, and as such, to the extent that such Liquidia Know-How is retained in the unaided memory of any officers, directors, employees and agents of GSK or its Affiliates after the termination or expiration of this Agreement, Liquidia agrees that GSK or its Affiliates may continue to use such retained Know-How for the sole purpose of conducting pre-clinical research and pre-clinical development on GSK Molecules in the Field and in the Territory; provided, however, that such officer, director, employee or agent has not intentionally memorized such Liquidia Know-How for use after the termination or expiration of this Agreement.

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2.2Liquidia Retained Rights; Limitations Regarding Certain Inhaled Products.
(a)Except as expressly set forth in Section 2.2(b), Liquidia retains all rights not expressly granted to GSK in Section 2.1, including, but not limited to, the following: (i) the non-exclusive right to practice and license the Liquidia Technology in the Field and in the Territory; and (ii) the exclusive right to practice and license the Liquidia Technology outside of the Field and otherwise outside the scope of the rights granted to GSK in this Agreement.
(b)In consideration for GSK’s agreement to terminate the Prior Inhaled Agreement, unless contrary to applicable law, during the GSK Retained Exclusivity Term, Liquidia shall not, either alone or in conjunction with a Third Party, clinically develop or commercialize any GSK Retained Product in the Field in the Territory if any such development or commercialization would be covered or claimed by a Liquidia Patent or use Arising PRINT Improvements (a “Competing Program”). Notwithstanding the foregoing in this Section 2.2(b), in the event that, during the GSK Retained Exclusivity Term, Liquidia undergoes a Change of Control and such Acquiror of Liquidia or its Affiliates has, immediately prior to the consummation of such transaction, a Competing Program that would violate this Section 2.2(b) and was not otherwise licensed or authorized by Liquidia or its Affiliates prior to consummation of the Change of Control, then Liquidia shall notify GSK in writing of such program within sixty (60) days after the consummation of such transaction, and such Acquiror and its Affiliates will have the right to continue to conduct such Competing Program; provided that such Acquiror and its Affiliates do not use PRINT or PRINT Tooling in connection with such Competing Program during the GSK Retained Exclusivity Term. The restriction set forth in this Section 2.2(b) is reasonably limited in time and scope and necessary for the Parties to be able to provide each other with access to technology that may benefit consumers with innovative products.
2.3Sublicense Rights. GSK shall have the right to grant sublicenses of the licenses granted in Section 2.1 solely to its Affiliates (for so long as such entity remains an Affiliate) and Permitted Contractors. GSK shall remain responsible for all of its sublicensees’ activities and any and all failures by its sublicensees to comply with the applicable terms of this Agreement. Except as set forth in the preceding sentence, GSK shall not have any right to grant sublicenses of the licenses granted in Section 2.1. GSK shall promptly notify Liquidia of any sublicense to a Permitted Contractor pursuant to this Section 2.3. Each such sublicense agreement shall be consistent with the terms and conditions of this Agreement and shall include the following terms and conditions:
(i)the sublicensee shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as GSK is bound thereby; and
(ii)GSK and Liquidia shall have the same rights, ownership and/or licenses to all PRINT Improvements generated by such sublicensee to the same extent as if such PRINT Improvements were generated by GSK.
2.4No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any option, license or other right to any intellectual property right of such Party. Neither Party shall, nor permit any of its Affiliates or sublicensees to, practice any intellectual property rights licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

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2.5UNC License. GSK acknowledges and agrees that it has received an unredacted copy of the UNC License. GSK acknowledges that this Agreement is subject to the terms and conditions set forth in the UNC License and that, to the extent any action taken by GSK under the license granted in Section 2.1 creates any financial obligation for Liquidia under the UNC License, GSK shall pay to Liquidia an amount equal to any amounts due from Liquidia to UNC under the UNC License with respect thereto.
Article 3
Intellectual Property Matters
3.1Ownership of Existing IP. Each Party shall own and retain all rights, title, and interest in and to all inventions, discoveries and other subject matter (including Know-How) together with all intellectual property rights therein which are owned or Controlled by such Party as of the Effective Date or which are invented or acquired by or on behalf of such Party independent of this Agreement.
3.2Ownership of Arising IP. Inventorship of inventions made during the course of the performance of activities or exercise of rights under this Agreement will be determined in accordance with United States patent Laws for determining inventorship. GSK shall solely own all right, title and interest in and to all inventions, discoveries and other subject matter (including Know-How) created solely by or on behalf of GSK or its Affiliates in the performance of activities or the exercise of rights under this Agreement together with all intellectual property rights therein, but excluding in each case all Arising PRINT Improvements (“GSK Arising IP”). Liquidia will solely own all right, title and interest in and to (a) inventions, discoveries and other subject matter (including Know-How) created solely by or on behalf of Liquidia or its Affiliates in the performance of activities or the exercise of rights under this Agreement together with all intellectual property rights therein and (b) all Arising PRINT Improvements, in each case together with all intellectual property rights therein (“Liquidia Arising IP”). The Parties shall jointly own all Know-How invented jointly by GSK or its Affiliates and Liquidia or its Affiliates together with all intellectual property rights therein, but excluding in each case all Arising PRINT Improvements (“Joint Arising IP”). GSK hereby assigns to Liquidia all its right, title, and interest in and to all Arising PRINT Improvements. GSK shall, at Liquidia’s cost, execute and deliver to Liquidia a deed(s) of such assignment, in a form proposed by Liquidia and mutually agreeable by GSK and will take whatever actions reasonably necessary, to effect such assignment.
3.3Disclosure of Know-How. (a) Each Party shall promptly disclose to the other Party all Joint Arising IP of which it is aware and (b) GSK shall, as soon as reasonably practical following a Disclosure Time (as defined below), disclose to Liquidia all Arising PRINT Improvements, in each case of (a) and (b), including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing the inventions to the extent necessary or useful for the preparation, filing and maintenance of a Patent covering or claiming such Joint Arising IP or Arising PRINT Improvements. “Disclosure Time” means (i) when GSK seeks a license to obtain additional rights to the Liquidia Technology beyond those rights described in Section 2.1, or (ii) upon Liquidia’s reasonable request if Liquidia believes  that GSK has disclosed to Liquidia, to a third party or publicly the existence of an Arising PRINT Improvement.

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3.4Prosecution of Patents. Liquidia shall have the sole right, but not obligation, to prepare, file, prosecute and maintain, at its cost, all Liquidia Patents and any Patents claiming or covering Liquidia Arising IP. GSK shall have the sole right, but not obligation, to prepare, file, prosecute and maintain, at its cost, all Patents claiming or covering GSK Arising IP. The Parties shall discuss in good faith the Patent prosecution strategy for any Patent claiming or covering any Joint Arising IP, including which Party shall lead prosecution thereof, information sharing rights, and any cost sharing in connection therewith.
Article 4
Representations And Warranties; covenants
4.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(a)Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.
(b)Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
4.2Disclaimer. Each Party understands that the Liquidia Technology is the subject of ongoing research and development and that Liquidia cannot assure the safety or usefulness of the Liquidia Technology. In addition, Liquidia (and GSK to the extent GSK assigns any Arising PRINT Improvements to Liquidia) make no warranties except as set forth in this Article 4 concerning the Liquidia Technology. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
Article 5
Indemnification
5.1Indemnification by Liquidia. Liquidia shall defend, indemnify, and hold GSK and its Affiliates and their respective officers, directors, employees, and agents (the “GSK Indemnitees”) harmless from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys (collectively, “Losses”), arising out of or resulting from any Third Party suits, claims, actions, proceedings or demands (“Claims”) to the extent that such Claims arise out of, are based on, or result from: (a) the breach of any of Liquidia’s obligations under this

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Agreement, including Liquidia’s representations and warranties set forth herein; (b) the willful misconduct or grossly negligent acts of Liquidia, its Affiliates, sublicensees, subcontractors, or the officers, directors, employees, or agents of Liquidia or its Affiliates; or (c) any breach by Liquidia or its Affiliates of the UNC License Agreement not attributable to an act or omission of GSK or its Affiliates, or their respective subcontractors or sublicensees. The foregoing indemnity obligation shall not apply to the extent that (i) the GSK Indemnitees fail to comply with the indemnification procedures set forth in Section 5.3 and Liquidia’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim that arises from, is based on, or results from any activity set forth in Section 5.2 for which GSK is obligated to indemnify the Liquidia Indemnitees.
5.2Indemnification by GSK. GSK shall defend, indemnify, and hold Liquidia and its Affiliates and their respective officers, directors, employees, and agents (the “Liquidia Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any Claims to the extent that such Claims arise out of, are based on, or result from: (a) the research, or other use of GSK Molecules; (b) the breach of any of GSK’s obligations under this Agreement, including GSK’s representations and warranties set forth herein; or (c) the willful misconduct or grossly negligent acts of GSK, its Affiliates or its or their sublicensees or subcontractors, or the officers, directors, employees, or agents of GSK or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Liquidia Indemnitees fail to comply with the indemnification procedures set forth in Section 5.3 and GSK’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 5.1 for which Liquidia is obligated to indemnify the GSK Indemnitees.
5.3Indemnification Procedures. The Party claiming indemnity under this Article 5 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 5.
5.4Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (including any loss of profits, earnings, goodwill, savings or business suffered by liquidia or GSK) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY

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OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 5.1 OR 5.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 6.
5.5Insurance. Each Party shall procure and maintain insurance, or in GSK’s case, self-insure, consistent with normal business practices of prudent companies similarly situated at all times during the Term of this Agreement. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 5. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.
Article 6
Confidentiality
6.1Confidentiality. Each Party agrees that, during the Term and for a period of five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)was disclosed to the receiving Party or its Affiliate on a non-confidential basis by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e)was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by written records made contemporaneous with such discovery or development and kept in the ordinary course of business, or other similar documentary proof of actual knowledge by the receiving Party.
6.2Authorized Disclosure. Notwithstanding the obligations set forth in Section 6.1, a Party may disclose the other Party’s Confidential Information to the extent:

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(a)such disclosure is reasonably necessary (i) for the filing or prosecuting Patents as contemplated by this Agreement; (ii) to comply with the requirements of Governmental Authorities with respect to obtaining and maintaining regulatory approval of a product; or (iii) for prosecuting or defending litigation as contemplated by this Agreement;
(b)such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;
(c)such disclosure (including the terms of this Agreement) is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, licensee or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each Third Party to whom Confidential Information is disclosed of the confidential nature of such Confidential Information and cause each such Third Party to treat such Confidential Information as confidential; or
(d)such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.2(a) or 6.2(d), such Party shall promptly notify the other Party such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

6.3Technical Publication. Neither Party may publish any information or material relating to GSK’s exercise of its license hereunder without the other Party’s prior consent not to be unreasonably withheld, conditioned or delayed; provided, that upon Liquidia’s request, GSK shall remove from any proposed publication any Liquidia Know-How or Confidential Information of Liquidia.
6.4Publicity; Terms of this Agreement.
(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 6.4.
(b)On or after the Effective Date, Liquidia shall have the right to issue a public announcement of the execution of this Agreement, in the form agreed by the Parties as of the Effective Date.
(c)Except for the public announcement described in Section 6.4(b), neither Party nor such Party’s Affiliates will make any public announcements, press releases, regulatory filing or other public disclosures, written or oral, whether to the public, the press, stockholders or otherwise, concerning this Agreement or the terms or the subject matter hereof, the performance hereof or the Parties’ activities hereunder, or any results or data arising hereunder (a “Public Statement”), except: (i) with the prior written consent of the other Party (such consent not to be unreasonably

12.

delayed or withheld but may be conditional upon certain restrictions as to the content and/or distribution of such Public Statement to ensure consistency with GSK’s policies, including GSK’s standards for Scientific Engagement); or (ii) for such Public Statements, as in the opinion of the counsel for the Party intending to make such Public Statement, are required to comply with applicable Laws (including the regulations of any stock exchange) (a “Legal Requirement”) and which in any event contain only the minimum disclosure necessary to comply with the relevant Legal Requirement.
(d)Each Party agrees to provide the other Party with a copy of any proposed Public Statement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall provide the other with an advance copy of any such Public Statement at least seven (7) days prior to its scheduled release; provided, that if the Party proposing such Public Statement cannot provide the reviewing Party with seven (7) days’ notice due to extraordinary circumstances, such Party will use reasonable efforts to provide the reviewing Party with the proposed Public Statement for comment at least forty-eight (48) hours before release. Each Party furthermore shall have the right to review and recommend changes to any such Public Statement and, except as otherwise required by Legal Requirement, the Party whose Public Statement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure.
(e)In addition to the foregoing each Party agrees to give the other Party a reasonable opportunity (to the extent consistent with Legal Requirements) to review all Public Statements required by Legal Requirements to be filed with the SEC or similar body prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.
(f)Notwithstanding anything to the contrary in this Section 6.4, once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with this Section 6.4, either Party may make a subsequent public disclosure of the same contents of such statement in the same context as such statement without further approval of the other Party.
6.5Equitable Relief. Each Party acknowledges that its breach of this Article 6 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in monetary damages. Therefore, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 6 by the other Party.
Article 7
Term And Termination
7.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 7, shall remain in effect (the “Term”) until the later of (a) the expiration of the last-to-expire Valid Claim included within the Liquidia Technology and (b) all Arising PRINT Improvements and Liquidia Know-How are in the public domain.

13.

7.2Termination by GSK for Convenience. GSK may terminate this Agreement in its entirety for any reason upon at least thirty (30) days’ prior written notice to Liquidia.
7.3Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice.
7.4Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party upon such other Party’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by such other Party; provided however that in the case of involuntary bankruptcy proceeding such right to terminate shall only become effective if such other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after its filing. In connection therewith, all rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.
7.5Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: the last sentence of Section 2.1, Section 2.2(a), Section 2.4, Article 3, Section 4.2, Article 5, Article 6, this Section 7.5, Article 8, Article 9 and Article 10.
Article 8
Dispute Resolution
8.1Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 8 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.
8.2Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute

14.

within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received by or referred to the Executive Officers.
8.3Third Party Mediation. Any dispute remaining unresolved after escalation to the Executive Officers pursuant to Section 8.2 shall first be submitted to mediation in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”). Such mediation shall be attended on behalf of each Party for at least one session by a senior executive with authority to resolve the dispute and shall be held in New York City, New York. Unless otherwise agreed by the Parties, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals. Notwithstanding the foregoing, each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction or replevin to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, prior to the commencement of, or while the Parties are engaged in, the mediation process pursuant to Section 8.5. Any dispute that cannot be resolved by mediation within sixty (60) days of notice by one Party to the other Party of the commencement of the mediation process shall be resolved by arbitration in accordance Section 8.4.
8.4Dispute Resolution. If the Parties are not able to resolve a dispute referred to them under Section 8.2 and subject to mediation as set forth in Section 8.3, then subject to Section 8.5, such dispute shall be finally resolved by final and binding arbitration conducted in accordance with the terms of this Section 8.4. The arbitration will be held in New York City, New York according to Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a single arbitrator with significant experience in the pharmaceutical industry, unless otherwise agreed by the Parties, appointed by ICC within fifteen (15) days after commencement of the arbitration in accordance with applicable ICC rules. Any arbitration herewith will be conducted in the English language. The arbitrator will be instructed not to award any punitive or special damages and will render a written decision no later than six (6) months following the selection of the arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated. Any award will be promptly paid in Dollars free of any tax, deduction or offset. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 8.4. With respect to money damages, nothing contained herein will be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. Each Party will pay its legal fees and costs related to the arbitration (including witness and expert fees); provided, that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6. From the date of submission of the dispute to the Executive Officers in Section 8.2, until such time as the dispute has become finally settled, the running of the time periods as to which a Party alleged to have breached the Agreement must cure such breach becomes suspended as to any breach that is the subject matter of the dispute. Judgment on the award so rendered will be final and may be entered in any court having jurisdiction thereof.
8.5Equitable Relief. Nothing in this Article 8 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a

15.

temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute prior to any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.
8.6Excluded Matters. Notwithstanding Sections 8.2 through 8.4, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent shall be submitted to a court of competent jurisdiction.
Article 9
PRIOR AGREEMENT
9.1Termination of Prior Inhaled Agreement.
(a)Subject to Section 9.1(b), the Prior Inhaled Agreement is hereby terminated effective as of the Effective Date.
(b)Notwithstanding the termination of the Prior Inhaled Agreement pursuant to Section 9.1(a), the following sections of the Prior Inhaled Agreement shall survive as they relate to the time periods and activities to which the Prior Inhaled Agreement was applicable: Sections 5.3, 5.5(b), 5.6, 11.1, 11.3 (and, for clarity, such assignment obligations are not subject to, released by or otherwise affected by the first sentence of Section 9.2), 11.4 and 11.5(b) and Articles 1, 13, 14, 16, and 17.
9.2Release. Each Party hereby irrevocably waives, releases and forever discharges the other Party and each of its Affiliates, predecessors, successors, present and former officers, directors, shareholders, servants, employees, workers, contractors, agents, sureties, representatives, attorneys and assigns (hereinafter, the “Releasees”) of and from and all actions, causes of action, claims, debts, defenses, disabilities, accounts, demands, damages, claims for indemnification, or contribution, costs, expenses, or fees whatsoever, whether arising in the United States or elsewhere, whether known or unknown, certain or speculative, arising out of any breach of contractual claim of the Prior Inhaled Agreement, or any tort or other cause of action of any kind whatsoever relating to any breach of the Prior Inhaled Agreement, prior to the date hereof. Notwithstanding the foregoing in this Section 9.2, this Agreement does not settle, release, or compromise any claim by either Party for any (a) intentional breach of confidentiality, non-use, or non-disclosure obligations under Article 14 of the Prior Inhaled Agreement, or (b) right, title, or interest in and to any Collaboration Know-How (as defined in the Prior Inhaled Agreement) to which such Party is entitled pursuant to Section 11.3 of the Prior Inhaled Agreement.
Article 10
Miscellaneous
10.1Entire Agreement; Amendment. This Agreement, the surviving terms of the Prior Inhaled Agreement, and the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change

16.

or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
10.2Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, terrorist act, labor strike or lock-out, epidemic, and fire, earthquake, storm or like catastrophe. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
10.3Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 10.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.
If to Liquidia:	Liquidia Technologies, Inc. 419 Davis Dr. Suite 100 Morrisville, NC 27560 Attn: Legal E-mail: legal@liquidia.com

With a copy to (which shall not constitute notice):

Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attn: Kenneth J. Krisko
E-mail: kkrisko@cooley.com

If to GSK:	Glaxo Group Limited 1250 South Collegeville Road, UP4110 Collegeville, PA 19426 USA Attn: VP & Associate General Counsel, Legal - BD & Corporate

With a copy to (which shall not constitute notice): legal.LCN@gsk.com

17.

10.4No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
10.5Assignment.
(a)Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (not to be unreasonably withheld or delayed), except that a Party may make such an assignment without the other Party’s consent to (i) an Affiliate (for so long as such entity remains an Affiliate) or (ii) a Third Party in connection with a Change of Control of such Party (such Third Party, an “Acquiror”). Any successor or assignee of rights or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.5 shall be null, void and of no legal effect.
(b)In the event that a Party undergoes a Change of Control, all intellectual property rights owned or otherwise controlled by the Acquiror or its Affiliates at any time (excluding the Party hereto that becomes an Affiliate of the Acquiror as a result of such transaction) shall be excluded from the licenses granted under this Agreement (including any such intellectual property owned or otherwise controlled by such Acquiror as of the date of consummation of such transaction but not acquired as a result of the transaction), except for any intellectual property rights generated or owned by the Acquiror or its Affiliates pursuant to the term of this Agreement in performing any activity under this Agreement.
10.6Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
10.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
10.8Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

18.

10.9No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
10.10Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
10.11English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different state.
10.12Counterparts. This Agreement may be executed in one (1) or more counterparts, by original, facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature page follows}

19.

In Witness Whereof, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

Glaxo Group Limited By: /s/ Marcus Dowding Name: Marcus Dowding Title: Authorised Signatory, Corporate Director	Liquidia Technologies, Inc. By: /s/ Roger Jeffs Name: Roger Jeffs Title: CEO

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EXHIBIT A

LIQUIDIA PATENTS

Title	Application No.	Application Date	Patent No	Jurisdiction	Entity with Ownership Interest
METHODS AND MATERIALS FOR FABRICATING LAMINATE NANOMOLDS AND NANOPARTICLES THEREFROM	11/633763	12/4/2006	8128393	US	Liquidia Technologies, Inc.
	200780050904.3	12/4/2007	101668594	CN
	201410061019.7	12/4/2007	103831914	CN
	14111960.7	11/27/2014	1198474	HK
	18112880.8	10/10/2018	PENDING	HK
	07874162.6	12/4/2007	2117725	DE, FR, GB
	17194942.3	10/5/2017	PENDING	EP
	2009-540277	12/4/2007	5921798	JP
	2012-185449	8/24/2012	5680597	JP
	2014-180817	9/5/2014	6069272	JP
	10-2009-7013846	12/4/2007	10-1507816	KR
	10-2014-7011301	12/4/2007	10-1507805	KR
	10-2014-7033229	12/4/2007	10-1557030	KR
	13/354046	1/19/2012	8439666	US
	13/834454	3/15/2013	8662878	US
	14/157971	1/17/2014	8945441	US
	14/574543	12/18/2014	9340001	US
	15/138831	4/26/2016	9662809	US
	15/605746	5/25/2017	10717209	US

260960856 v17

Title	Application No.	Application Date	Patent No	Jurisdiction	Entity with Ownership Interest
NANOSTRUCTURED SURFACES FOR BIOMEDICAL/BIOMATERIAL APPLICATIONS AND PROCESSES THEREOF	12/087374	1/4/2007	8944804	US	Liquidia Technologies, Inc.
	14/572895	12/17/2014	9314548	US
SYSTEM AND METHOD FOR PRODUCING PARTICLES AND PATTERNED FILMS	12/250461	10/13/2008	7976759	US	Liquidia Technologies, Inc.
	200880120295.9	10/13/2008	101896337	CN
	201310435322.4	10/13/2008	103660089	CN
	08838460.7	10/13/2008	2207670	FR, DE, IE, CH, GB
	2648/CHENP/2010	10/13/2008	316962	IN
	2010-529144	10/13/2008	5604301	JP
	2014-150037	7/23/2014	5869630	JP
	2015-224693	11/17/2015	6383343	JP
	11100331.5	1/13/2011	1146018 B	HK
	14109535.7	9/23/2014	1196108	HK
	13/156147	6/8/2011	8518316	US
	13/950447	7/25/2013	9545737	US
DEGRADABLE COMPOUNDS AND METHODS OF USE THEREOF, PARTICULARLY WITH PARTICLE REPLICATION IN NON-WETTING-TEMPLATES	12/989315	4/24/2009	8945527	US	Liquidia Technologies, Inc. and The University of North Carolina at Chapel Hill

260960856 v17

Title	Application No.	Application Date	Patent No	Jurisdiction	Entity with Ownership Interest
METHOD FOR PRODUCING PATTERNED MATERIALS	12/630569	12/3/2009	8444907	US	Liquidia Technologies, Inc.
	PI0923282-6	12/3/2009	PI0923282-6	BR
	200980156363.1	12/3/2009	102301463	CN
	201410371325	12/3/2009	104162947	CN
	12106128.8	6/21/2012	1165612	HK
	15104672	5/18/2015	1203901	HK
	10-2011-7015316	12/3/2009	10-1690643	KR
	10-2016-7035942	12/3/2009	10-1880582	KR
	MX/a/2011/005900	12/3/2009	340875	MX
	MX/a/2016/009492	12/3/2009	366510	MX
	09831124.4	12/3/2009	2370998	BE, FR, DE, IE, NL, CH, GB
	13/867413	4/22/2013	9205594	US
	14/937158	11/10/2015	9744715	US
ENGINEERED AEROSOL PARTICLES AND ASSOCIATED METHODS	2014-182213	9/8/2014	6189807	JP	Liquidia Technologies, Inc. and The University of North Carolina at Chapel Hill
PHOTOCURABLE PERFLUOROPOLYETHERS FOR USE AS NOVEL MATERIALS IN MICROFLUIDIC DEVICES	10/572764	9/23/2004	8268446	US	The University of North Carolina at Chapel Hill, California Institute of
	2004276302	9/23/2004	2004276302	AU
	2540035	9/23/2004	2540035	CA
	200480034620.1	9/23/2004	200480034620	CN
	04784924.5	9/23/2004	1694731	EP
	08100301.6	9/23/2004	1106262	HK
	2212/DELNP/2006	9/23/2004	261330	IN
	2006-527164	9/23/2004	4586021	JP
	2006/003201	9/23/2004	299945	MX
	2006018757.6	9/23/2004	120640	SG

260960856 v17

Title	Application No.	Application Date	Patent No	Jurisdiction	Entity with Ownership Interest
					Technology, and North Carolina State University
METHODS FOR FABRICATING ISOLATED MICRO- AND NANOSTRUCTURES USING SOFT OR IMPRINT LITHOGRAPHY	10/583570	12/20/2004	8263129	US	The University of North Carolina at Chapel Hill
	2004318602	12/20/2004	2004318602	AU
	PI0417848-3	12/20/2004	PI0417848-3	BR
	2549341	12/20/2004	2549341	CA
	2847260	12/20/2004	2847260	CA
	200480041942.9	12/20/2004	101147239	CN
	04821787.1	12/20/2004	1704585	EP
	17156921.3	12/20/2004	PENDING	EP
	07103263.7	12/20/2004	1095921	HK
	176254	12/20/2004	176254	IL
	245063	12/20/2004	245063	IL
	3991/DELNP/2006	12/20/2004	316353	IN
	2006545541	12/20/2004	6067954	JP
	2011-104856	12/20/2004	5956116	JP
	2014-054051	12/20/2004	6232320	JP
	2014-161427	12/20/2004	6232352	JP
	10-2006-7012179	12/20/2004	10-1281775	KR

260960856 v17

Title	Application No.	Application Date	Patent No	Jurisdiction	Entity with Ownership Interest
	10-2014-7018393	12/20/2004	10-2005840	KR
	PA/A/2006/006738	12/20/2004	266246	MX
	200603890-5	12/20/2004	123152	SG
	2006/04885	12/20/2004	ACCEPTANCE PROCEEDING	ZA
	11/825469	7/6/2007	8420124	US
	13/852683	3/28/2013	8992992	US
	14/658386	3/16/2015	9877920	US
	15/846827	12/19/2017	10517824	US
	16/689733	11/20/2019	10842748	US
	17/095301	11/11/2020	PENDING	US
METHODS AND MATERIALS FOR FABRICATING MICROFLUIDIC DEVICES	12/063284	8/9/2006	8158728	US	The University of North Carolina at Chapel Hill and Liquidia Technologies, Inc.
	13/438431	4/3/2012	8444899	US	The University of North Carolina at Chapel Hill
NANOPARTICLE FABRICATION METHODS, SYSTEMS, AND MATERIALS	2006282042	6/19/2006	2006282042	AU	The University of North Carolina at Chapel Hill
	2611985	6/19/2006	2611985	CA

260960856 v17

Title	Application No.	Application Date	Patent No	Jurisdiction	Entity with Ownership Interest
	200680029884.7	6/19/2006	102016814	CN
	MX/A/2007/016039	6/19/2006	295862	MX
ISOLATED AND FIXED MICRO AND NANO STRUCTURES AND METHODS THEREOF	11/594023	11/7/2006	9040090	US	The University of North Carolina at Chapel Hill
	14/704047	5/5/2015	9902818	US
HIGH FIDELITY NANO-STRUCTURES AND ARRAYS FOR PHOTOVOLTAICS AND METHODS OF MAKING THE SAME	13/787134	3/6/2013	9214590	US	The University of North Carolina at Chapel Hill
	10-2015-7002658	5/9/2007	10-1564390	KR
NANOPARTICLE FABRICATION METHODS, SYSTEMS, AND MATERIALS	13/918322	6/11/2013	8685461	US	The University of North Carolina at Chapel Hill
NANOPARTICLE FABRICATION METHODS, SYSTEMS AND MATERIALS FOR FABRICATING ARTIFICIAL RED BLOOD CELLS	12/374182	7/27/2007	8465775	US	The University of North Carolina at Chapel Hill
	13/904517	5/24/2013	9381158	US

260960856 v17

Title	Application No.	Application Date	Patent No	Jurisdiction	Entity with Ownership Interest
	15/198081	6/30/2016	9724305	US
DEGRADABLE COMPOUNDS AND METHODS OF USE THEREOF, PARTICULARLY WITH PARTICLE REPLICATION IN NON-WETTING-TEMPLATES	12/989315	4/24/2009	8945527	US	The University of North Carolina at Chapel Hill
ASYMMETRIC BIFUNCTIONAL SILYL MONOMERS AND PARTICLES THEREOF AS PRODRUGS AND DELIVERY VEHICLES FOR PHARMACEUTICAL, CHEMICAL AND BIOLOGICAL AGENTS	14/482624	9/10/2014	9457098	US	The University of North Carolina at Chapel Hill
	15/283574	10/3/2016	9913916	US

260960856 v17

EXHIBIT B

GSK RETAINED PRODUCTS

Anoro Ellipta (umeclidinium and vilanterol)

Arnuity Ellipta (fluticasone)

Flixotide / Flovent - Diskus / MDI (fluticasone propionate)

Relvar/Breo (fluticasone furoate/vilanterol)

Seretide / Advair - Diskus / MDI (salmeterol xinofoate, fluticasone propionate)

Serevent - Diskus / MDI (salmeterol xinafoate)

Trelegy – Ellipta (fluticasone furoate, umeclidinium, and vilanterol inhalation powder)

Ventolin - Diskus / MDI (salbutamol)

GSK3923868 – PI4K beta inhibitor

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260960856 v17